Exhibit 99.1

                  Insmed Responds to Complaint Filed by Tercica

     RICHMOND, Va.--(BUSINESS WIRE)--Dec. 8, 2005--Insmed Incorporated (Nasdaq:
INSM): On December 06, 2005, Tercica Inc. filed a lawsuit in the U.S. District Court for the Northern District of California against Insmed Incorporated alleging deceptive promotional statements and unfair business practices related to Tercica's product, Increlex(TM).
     The complaint alleges that Insmed has publicly disseminated unlawful information in violation of the California Business and Professions Code and the Federal Lanham Act. Tercica is requesting injunctive and monetary relief.
     "Tercica's complaint is unwarranted and without merit. We intend to vigorously defend our position and our right to inform the investment community about our product development activities related to iPlex(TM)," stated Geoffrey Allan, Insmed's Chief Executive Officer. "We fully intend to seek reimbursement of all attorney fees that we incur to defend this meritless case. In fact, we believe that Tercica's true motive in filing this case is to inappropriately damage Insmed."

     About Insmed

     Insmed is a biopharmaceutical company focused on the discovery and development of drug candidates for the treatment of metabolic diseases and endocrine disorders with unmet medical needs. For more information, please visit www.insmed.com.

     Forward Looking Statements

     Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding the pending litigation and our future ability to conduct our business as now conducted and as it is currently proposed to be conducted. Such forward-looking statements are subject to numerous risks and uncertainties, including the uncertainty of the outcome of any litigation with Tercica, the risk that product candidates may fail in the clinic or may not be successfully marketed or manufactured, the company may lack financial resources to complete development of product candidates, the FDA may interpret the results of our studies differently than we have. We can give no assurances that we would be successful in any litigation or that such litigation would not have a material adverse effect on our business, financial condition and results of operation. Furthermore, we may not be able to afford the expense of defending against such a claim. As a result of these and other risks and uncertainties, actual results may differ materially from those described in this press release. For further information with respect to factors that could cause actual results to differ from expectations, reference is made to reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.


     CONTACT: Insmed Incorporated
              Baxter Phillips, III, 804-565-3041
              Fax: 804-565-3510
              bphillips@insmed.com